Exhibit 99.1
ION Reports Fourth Quarter 2008 and Year-End Results
Company Issues 2009 Guidance
     HOUSTON – February 26, 2009 – ION Geophysical Corporation (NYSE: IO) today reported fourth quarter 2008 net income of $0.9 million on revenues of $140.2 million, or $0.01 per diluted share, excluding the loss from several special items totaling $342.6 million, net of tax, or $3.44 per diluted share. Including the special charges, ION’s net loss for the fourth quarter of 2008 was ($341.7) million, or ($3.43) per diluted share. In the fourth quarter of 2007, ION’s net income was $17.5 million, or $0.18 per diluted share, on revenues of $209.4 million.
     The special charges in the fourth quarter included goodwill and intangible impairment charges of $252.3 million associated with current adverse market conditions, a non-cash charge of $68.8 million related to ION’s Series D Convertible Preferred Stock, restructuring charges of $16.5 million primarily associated with the post-acquisition integration of ARAM Systems and Canadian Seismic Rentals (“ARAM”), charges of $14.1 million associated with ION’s fourth quarter financing activities, and an increase in bad debt reserves of $4.3 million related to the potential negative impact of the current credit markets on certain customers. A reconciliation of the special charges referenced can be found in a table at the end of this press release.
     Bob Peebler, ION’s Chief Executive Officer, said, “We are disappointed by the lower than anticipated fourth quarter financial results, which were caused primarily by the shutdown of the credit markets and its resulting impact on the global economy and the rapid decline of both oil and natural gas prices. This sharp decline in commodity prices led to substantial cuts in capital expenditures both at the exploration and production levels and to a very conservative response by many of our contractor customers.
     “Overall, U.S. and Russia land systems and year-end data library sales were the main areas of weakness that kept us from meeting our original 2008 revenue and earnings guidance. However, our marine systems, geophone, data processing, and new venture activities finished the year very close to what we expected.

     “In fact, despite a very difficult fourth quarter, each of our segments, with the exception of our Land Imaging Systems segment, showed significant full-year improvement over 2007, with our Marine Imaging Systems and ION Solutions segments having record years.
     “Looking forward, we expect to face a challenging year in 2009 for land systems and vibroseis vehicle sales to land contractors in both North America and Russia due to the limited availability of capital. However, we expect solid marine systems sales in 2009 as we currently have a strong backlog and pipeline of business. Also, the pipeline for our SPAN libraries remains firm due to our libraries being located in strategically important areas such as offshore West Africa and the Arctic, where licensing rounds are expected to take place during 2009 and 2010.
     “Our processing backlog is expected to remain solid through most of 2009 as oil companies continue to focus on obtaining more information from existing data sets through data reprocessing. Due to large capital requirements, we expect FireFly® sales opportunities in 2009 to develop mainly in international markets, with selected rental opportunities emerging in North America.
     “In the current difficult environment, we are giving priority to cash generation and taking steps to reduce our cost structure while maintaining our long-term commitment to continued technology development.”
FOURTH QUARTER 2008
     Total revenues in the fourth quarter of 2008 decreased 33% to $140.2 million compared to $209.4 million a year ago. Fourth quarter revenues in the ION Solutions and Data Management Solutions divisions were comparable to 2007 fourth quarter results. Excluding VectorSeis® Ocean (VSO) acquisition system sales in 2007 that were not duplicated in the fourth quarter of 2008, Marine Imaging Systems showed marked improvement over last year’s revenues. However, the Land Imaging Systems division was impacted by the economic downturn and reported significantly weaker results.
     During the fourth quarter of 2008, the ION Systems group generated sales of $80.1 million compared to $152.6 million in the same period in 2007. Marine Imaging Systems revenues decreased to $48.8 million compared to $60.8 million a year ago mainly due to the occurrence of the VSO sales in the fourth quarter of 2007 as mentioned above. Market demand for the Company’s DigiSTREAMER™ system and streamer positioning and seabed products remained strong. Land Imaging Systems’ revenues decreased to $23.2 million compared to $82.2 million in the fourth quarter of 2007. Despite the inclusion of ARAM’s operating results, the division was strongly impacted by the current economic recession, which resulted in reduced sales of both systems and vibroseis trucks in North America and Russia. Data Management Solutions’ revenues decreased slightly to $8.1 million for the fourth quarter compared to $9.6 million a year ago, due to changes in foreign currency exchange rates as the pound sterling weakened significantly compared to last year.
     The ION Solutions group had another strong quarter, generating $60.0 million in revenues compared to $56.8 million in the same period a year ago. The 6% increase was primarily driven by strong data processing revenues.
     Consolidated gross margin for the fourth quarter of 2008 decreased to 20% from 33% in the fourth quarter of 2007, primarily due to increased inventory write downs of $13.4 million directly related to integration activities of ARAM into ION’s Land Imaging Systems division, as well as increased amortization charges of $3.5 million relating to the ARAM acquisition. After adjusting for the special items, consolidated gross margin during the fourth quarter of 2008 was 31%. Due mainly to these one-time charges, Land Imaging Systems’ gross margins showed a loss of (55%). The Marine Imaging Systems division’s gross margins increased over 14% compared to last year mainly due to strong DigiSTREAMER sales and the inclusion of royalty income from Reservoir Exploration Technology, ASA (RXT). Under ION’s royalty agreement with Reservoir Exploration Technology, ASA (RXT), ION receives 2.1% of revenues generated by RXT using VSO equipment. During the fourth quarter, margins in the ION Solutions division decreased to 23%, mainly as a result of product mix.
     Operating expenses, excluding the impairment of goodwill and intangible assets, as a percent of revenues for the fourth quarter of 2008 increased to 36% compared to 18% in the prior year period. The fourth quarter increase resulted primarily from the one-time charges reconciled in a table at the end of this press release. After adjusting for these special items, operating expenses as a percentage of revenues during the fourth quarter of 2008 were 27%. The remaining increase over last year was due to lower than expected revenues during 2008.
     Including the special items, ION’s income from operations during the fourth quarter was a loss of ($274.4) million compared to income of $29.6 million in the fourth quarter of 2007. After adjusting for the special items, income from operations during the fourth quarter was $5.4 million. Adjusted EBITDA (net income (loss) before net interest expense, taxes, depreciation and amortization, impairment of goodwill and intangible assets and the fair value adjustment of preferred stock redemption features) for the fourth quarter decreased to $7.9 million compared to $46.7 million in the fourth quarter of 2007. A reconciliation of Adjusted EBITDA to reported earnings can be found in the financial tables of this press release.
FULL YEAR 2008
     Consolidated revenues for 2008 decreased 5% to $679.5 million compared to $713.1 million for 2007. Revenues in 2008 included strong DigiFIN®, new venture and multi-client data library sales and the delivery of the fifth VSO system to RXT. Gross margin for the full year 2008, including the fourth quarter special items, improved to 31% compared to 29% for 2007, with the largest improvement coming from the Data Management Solutions division.
     Operating expenses, excluding the impairment of goodwill and intangible assets, as a percentage of revenues for 2008 were 25% compared to 20% for 2007. The increase in operating expenses mainly relates to salaries associated with increased headcount compared to 2007, increased restructuring costs, bad debt reserves and legal and accounting professional fees related to the Company’s acquisition and subsequent financings and the international expansion initiatives. Research and development expenses for the period were approximately 7% of revenue, consistent with the prior year. The Company’s effective tax rate was (0.5%) for 2008 compared to 23.1% for 2007.
     Including the special items, the Company’s loss from operations for 2008 totaled ($212.8) million. After adjusting for the special items, income from operations during 2008 was $68.5 million. Including the impact of the special items, the Company reported a net loss of ($293.7) million, or ($3.06) per diluted share, in 2008 compared to net income of $40.3 million, or $0.45 per diluted share, in 2007. Excluding the impact of the special items, ION reported 2008 net income of $49.9 million, or $0.50 per diluted share. Adjusted EBITDA for 2008 was $156.0 million compared to $124.3 million in 2007.
OUTLOOK
     The following statements are based on the Company’s current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.
     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “As a result of the current uncertainty surrounding the duration and the severity of this economic downturn, we are running our business more conservatively with the primary objective to generate cash flows. We have also taken a very deliberate approach to identify areas of potential weakness in our business on a worldwide basis. We expect to face tight credit markets over the next several quarters and as a result we plan to take a conservative approach to extended financing terms. We do expect a challenging 2009 for North America and Russia land systems and vibroseis sales. Our Marine Imaging Systems business is anticipated to have a solid year as many new vessels are still being constructed and currently we have a solid pipeline of business to outfit new vessels with new streamer technologies when the vessels are launched. We also anticipate a strong year for the Solutions group driven by our processing backlog and the continued interest in our planned SPAN programs for 2009.
     “We currently anticipate 2009 consolidated revenues to range between $620 and $680 million. Mainly as a result of the ARAM acquisition, we expect to book between $22 million and $24 million of non-cash amortization in 2009, which is an increase from the $14 million we incurred in 2008. We also entered into several new debt agreements in 2008 and, as a result, are anticipating interest expense between $36 million and $40 million related to these borrowings. Consolidated gross margin is expected to be relatively flat with 2008, ranging from 30% to 33% due to the increase in amortization of intangibles and the mix of higher margin products, such as FireFly, DigiFIN,

DigiSTREAMER, and Orca. At the same time, we recognize that our consolidated gross margin is highly sensitive to the overall mix of our portfolio of products and services. Operating expenses as a percentage of revenues are expected to between 22% and 24% in 2009, mainly as a result of lower expected revenues. We are in the process of reducing our sales, general and administrative and R&D spending while at the same time planning to fund key strategic programs to position ION for the expected recovery. During 2009, we plan to generate approximately $130 million to $170 million of Adjusted EBITDA. Based upon these assumptions, we anticipate 2009 earnings to be between $0.00 and $0.16 per diluted share with an effective tax rate of 20% to 22%.
     “The difficult and tight credit environment is producing challenges for all companies in raising outside funding.  We have made a conscious effort to manage our business on a cash basis to generate funding internally.  We believe that the credit markets may become more accessible in the second half of 2009, which may allow access to additional funds if necessary.
     “We expect seismic activity to remain relatively weak during 2009 but believe that ION is in a strong competitive position with our new technologies, such as DigiFIN, DigiSTREAMER, Orca, FireFly, Reverse Time Migration and full-wave processing. These technologies are designed to help oil companies solve their more complex reservoir problems and help our contractor customers deliver their services more efficiently.
     “Similar to the past several years, we anticipate 2009 financial performance to be back-end loaded. This is mainly due to the natural budget/planning cycle of our larger contractor customers who formulate capital spending plans during the first quarter of each year as well as the current level of uncertainty affecting the seismic industry and commodity prices. As a result, we anticipate that most of our 2009 earnings will come in the second half of the year, with the first quarter likely to generate a loss.”
CONFERENCE CALL
     ION has scheduled a conference call for Friday, February 27, 2009, at 10:00 a.m. Eastern Time. To participate in the conference call, dial 303-242-0003 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 13, 2009. To access the replay, dial 303-590-3000 and use pass code 11126203#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the web cast will be available shortly after the call on the Company’s website.
About ION
     ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
CONTACTS:
R. Brian Hanson
Chief Financial Officer
+1.281.879.3672
Jack Lascar
DRG&E
+1.713.529.6600
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal 2009, and estimated gross margins, Adjusted EBITDA and operating expenses as a percentage of revenue for fiscal 2009, future sales and market growth, and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings;

risks associated with the economic downturn and the volatile credit environment; risks associated with the integration of ARAM’s business; risks associated with the Company’s level and terms of indebtedness; risks associated with competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2007, the Company’s Quarterly Reports on Form 10-Q filed with the SEC during 2008 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 to be filed with the SEC.
Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Product revenues	$79,785	$152,104	$417,511	$537,691
Service revenues	60,385	57,254	262,012	175,420

Total net revenues	140,170	209,358	679,523	713,111

Cost of products	65,194	107,925	289,795	386,849
Cost of services	46,264	32,869	181,980	119,679

Gross profit	28,712	68,564	207,748	206,583

Operating expenses:
Research, development and engineering	12,034	12,435	49,541	49,965
Marketing and sales	12,414	12,726	47,854	43,877
General and administrative	26,409	13,823	70,893	48,847
Impairment of goodwill and intangible assets	252,283	—	252,283	—

Total operating expenses	303,140	38,984	420,571	142,689

Income (loss) from operations	(274,428)	29,580	(212,823)	63,894
Interest expense	(9,992)	(1,266)	(12,723)	(6,283)
Interest income	322	436	1,439	1,848
Loss on debt conversion	—	(2,902)	—	(2,902)
Fair value adjustment of preferred stock redemption features	2,189	—	1,215	—
Other income (expense)	1,910	380	2,985	(1,090)

Income (loss) before income taxes	(279,999)	26,228	(219,907)	55,467
Income tax expense (benefit)	(8,212)	8,152	1,131	12,823

Net income (loss)	(271,787)	18,076	(221,038)	42,644
Preferred stock dividends and accretion	1,146	608	3,889	2,388
Preferred stock beneficial conversion charge	68,786	—	68,786	—

Net income (loss) applicable to common shares	$(341,719)	$17,468	$(293,713)	$40,256

Earnings per share:
Basic net income (loss) share	$(3.43)	$0.20	$(3.06)	$0.49

Diluted net income (loss) share	$(3.43)	$0.18	$(3.06)	$0.45

Weighted average number of common shares outstanding:
Basic	99,495	85,897	95,887	81,941
Diluted	99,495	101,857	95,887	97,321

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$35,172	$36,409
Restricted cash	6,610	7,052
Accounts receivable, net	150,565	188,029
Current portion of notes receivable, net	11,665	5,454
Unbilled receivables	36,472	22,388
Inventories	262,519	128,961
Prepaid expenses and other current assets	20,386	12,717

Total current assets	523,389	401,010
Notes receivable	4,438	—
Deferred income tax asset	11,757	2,872
Property, plant and equipment, net	59,129	36,951
Multi-client data library, net	89,519	59,689
Goodwill	49,772	153,145
Intangible assets, net	107,443	40,907
Other assets	15,984	14,575

Total assets	$861,431	$709,149

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current maturities of long-term debt	$38,399	$14,871
Accounts payable	94,586	44,674
Accrued expenses	77,046	66,911
Accrued multi-client data library royalties	28,044	29,962
Deferred revenue	17,767	21,278
Deferred income tax liability	392	2,792

Total current liabilities	256,234	180,488
Long-term debt, net of current maturities	253,510	9,842
Non-current deferred income tax liability	22,713	3,384
Other long-term liabilities	3,904	4,195

Total liabilities	536,361	197,909

Cumulative convertible preferred stock	—	35,000

Stockholders’ equity:
Cumulative convertible preferred stock	68,786	—
Common stock	996	948
Additional paid-in capital	694,261	559,255
Accumulated deficit	(376,552)	(82,839)
Accumulated other comprehensive income (loss)	(55,859)	5,460
Treasury stock	(6,562)	(6,584)

Total stockholders’ equity	325,070	476,240

Total liabilities and stockholders’ equity	$861,431	$709,149

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net revenues:
Land Imaging Systems	$23,223	$82,233	$200,493	$325,037
Marine Imaging Systems	48,838	60,760	182,710	177,685
Data Management Solutions	8,070	9,563	37,240	37,660

Total ION Systems	80,131	152,556	420,443	540,382
ION Solutions	60,039	56,802	259,080	172,729

Total	$140,170	$209,358	$679,523	$713,111

Income (loss) from operations:
Land Imaging Systems	$(29,493)	$12,000	$(13,662)	$28,681
Marine Imaging Systems	17,379	12,650	52,624	44,727
Data Management Solutions	4,802	9,858	22,298	17,290

Total ION Systems	(7,312)	34,508	61,260	90,698
ION Solutions	4,218	8,960	40,534	21,646
Corporate	(19,051)	(13,888)	(62,334)	(48,450)
Impairment of goodwill and intangible assets	(252,283)	—	(252,283)	—

Total	$(274,428)	$29,580	$(212,823)	$63,894

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measures)
(In thousands)
(Unaudited)
     Adjusted EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income or net income per share calculated under generally accepted accounting principals (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income (loss)	$(271,787)	$18,076	$(221,038)	$42,644
Interest expense	9,992	1,266	12,723	6,283
Interest income	(322)	(436)	(1,439)	(1,848)
Income tax expense (benefit)	(8,212)	8,152	1,131	12,823
Depreciation and amortization expense	28,161	19,594	113,584	64,429
Impairment of goodwill and intangible assets	252,283	— 19,594	252,283	—
Fair value adjustment of preferred stock redemption features	(2,189)	—	(1,215)	—

Adjusted EBITDA	$7,926	$46,652	$156,029	$124,331

Reconciliation of Special Charges to Diluted Earnings Per Share
(Non-GAAP Measures)
(In thousands, except per share data)
(Unaudited)
     The financial results are reported in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income from operations or net income excluding certain charges or amounts. This adjusted income amount is not a measure of financials performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financials for the three and twelve months ended December 31, 2008:
Three Months Ended December 31, 2008

				Beneficial	Bad Debt
	As	Financing	Restructuring	Conversion	Reserve/	Impairment	As
	Reported	Fees	Charges	Charge	Other	Charges	Adjusted
Net revenues	$140,170	$—	$—	$—	$—	$—	$140,170
Cost of sales	111,458	—	(13,422)	—	(693)	—	97,343

Gross profit	28,712	—	13,422	—	693	—	42,827
Operating expenses	303,140	(6,067)	(3,102)	—	(4,309)	(252,283)	37,379

Income (loss) from operations	(274,428)	6,067	16,524	—	5,002	252,283	5,448
Interest expense	(9,992)	2,721	—	—	—	—	(7,271)
Other income	4,421	5,322	—	—	—	—	9,743
Income tax expense (benefit)	(8,212)	3,861	5,510	—	1,751	2,936	5,846

Net Income (lLoss)	(271,787)	10,249	11,014	—	3,251	249,347	2,074
Preferred stock dividends	1,146	—	—	—	—	—	1,146
Preferred stock beneficial conversion charge	68,786	—	—	(68,786)	—	—	—

Net Income (loss) applicable to common shares	$(341,719)	$10,249	$11,014	$68,786	$3,251	$249,347	$928

Diluted earnings per share	$(3.43)						$0.01

Weighted average number of diluted common shares outstanding	99,495						103,477

Twelve Months Ended December 31, 2008

				Beneficial	Bad Debt
	As	Financing	Restructuring	Conversion	Reserve/	Impairment	As
	Reported	Fees	Charges	Charge	Other	Charges	Adjusted
Net revenues	$679,523	$—	$—	$—	$—	$—	$679,523
Cost of sales	471,775	—	(14,342)	—	(1,218)	—	456,215

Gross profit	207,748	—	14,342	—	1,218	—	223,308
Operating expenses	420,571	(6,067)	(3,102)	—	(4,309)	(252,283)	154,810

Income (loss) from operations	(212,823)	6,067	17,444	—	5,527	252,283	68,498
Interest expense	(12,723)	2,721	—	—	—	—	(10,002)
Other income	5,639	5,322	—	—	—	—	10,961
Income tax expense	1,131	3,861	5,781	—	1,934	2,936	15,643

Net Income (Loss)	(221,038)	10,249	11,663	—	3,593	249,347	53,814
Preferred stock dividends	3,889	—	—	—	—	—	3,889
Preferred stock beneficial conversion charge	68,786	—	—	(68,786)	—	—	—

Net Income (loss) applicable to common shares	$(293,713)	$10,249	$11,663	$68,786	$3,593	$249,347	$49,925

Diluted earnings per share	$(3.06)						$0.50

Weighted average number of diluted common shares outstanding	95,887						104,941
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